As filed with the Securities and Exchange Commission on March 6, 2018

Registration No. 333-201067

Registration No. 333-202860

Registration No. 333-209823

Registration No. 333-216380

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-201067

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-202860

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-209823

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-216380

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Juno Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-3656275
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Juno Therapeutics, Inc.

400 Dexter Avenue North, Suite 1200

Seattle, Washington 98109

(206) 582-1600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2014 EQUITY INCENTIVE PLAN

2014 EMPLOYEE STOCK PURCHASE PLAN

2013 EQUITY INCENTIVE PLAN

(Full Title of the Plans)

Hans E. Bishop

President and Chief Executive Officer

400 Dexter Avenue North, Suite 1200

Seattle, Washington 98109

(206) 582-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert A. Cantone, Esq.

Daniel I. Ganitsky, Esq.

Michael E. Ellis, Esq.

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

(212) 969-3000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments relate to the following Registration Statements of Juno Therapeutics, Inc. (“Juno”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement on Form S-8, File No. 333-201067, filed with the Securities and Exchange Commission (the “SEC”) on December 19, 2014, pertaining to the registration of 10,836,898 shares of common stock, par value $0.0001 per share, of Juno (“Common Stock”), for issuance under the 2014 Equity Incentive Plan (the “2014 Plan”), the 2014 Employee Stock Purchase Plan (the “2014 ESPP”) and the 2013 Equity Incentive Plan (the “2013 Plan”).

•	Registration Statement on Form S-8, File No. 333-202860, filed with the SEC on March 19, 2015, pertaining to the registration of 4,973,449 shares of Common Stock for issuance under the 2014 Plan and the 2014 ESPP.

•	Registration Statement on Form S-8, File No. 333-209823, filed with the SEC on February 29, 2016, pertaining to the registration of 5,632,028 shares of Common Stock for issuance under the 2014 Plan and the 2014 ESPP.

•	Registration Statement on Form S-8, File No. 333-216380, filed with the SEC on March 1, 2017, pertaining to the registration of 5,899,431 shares of Common Stock for issuance under the 2014 Plan and the 2014 ESPP.

On March 6, 2018, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 21, 2018, by and among Juno, Celgene Corporation, a Delaware corporation (“Celgene”), and Blue Magpie Corporation, a Delaware corporation and wholly owned subsidiary of Celgene (“Purchaser”), Purchaser merged with and into Juno, with Juno surviving the merger as a wholly owned subsidiary of Celgene (the “Merger”).

In connection with the Merger, Juno has terminated all offerings of Juno’s securities pursuant to the Registration Statements. Accordingly, Juno is filing these post-effective amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by Juno in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that had been registered but remain unsold at the termination of the offering, Juno is hereby removing from registration, by means of these post-effective amendments, all of the shares of Common Stock which were registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Summit, State of New Jersey, on this 6th day of March, 2018.

JUNO THERAPEUTICS, INC.

By:	/s/ Jonathan P. Biller
Jonathan P. Biller
Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.